Exhibit 99.1

Spirit Airlines Appoints Chief Operating Officer

Miramar, Florida (June 20, 2011) – Spirit Airlines, Inc. (Nasdaq: SAVE) today announced that it had appointed Tony Lefebvre as its Senior Vice President and Chief Operating Officer, effective immediately. Mr. Lefebvre had previously served in the position of Senior Vice President – Airports, Customer Service and Inflight.

Lefebvre replaces Kenneth McKenzie, who has accepted a position at Airbus North America.

“We are delighted to have someone of the caliber and energy of Tony Lefebvre step into this important role,” noted Ben Baldanza, Spirit’s President and CEO. “Tony’s deep understanding of Spirit’s ULCC business model and growth plan, as well as his broad experience in airline operations, make him an excellent leader for our operating team. We also wish Ken McKenzie our best and look forward to continuing to work with him closely in the years ahead as he joins Airbus, one of our valued supplier partners.”

Prior to joining Spirit in 2005, Tony Lefebvre served for three years as Managing Director, Europe for US Airways, where his responsibilities covered airport operations, sales and marketing in that region. Prior to that position, he was Managing Director, Cargo for four years, responsible for US Airways’ worldwide cargo business.

About Spirit Airlines

Spirit Airlines (www.spirit.com) is the largest Ultra Low Cost Carrier (ULCC) in the United States, Latin America and the Caribbean. As the unbundling leader in the industry, Spirit allows consumers the option of paying only for the features they value without subsidizing the choices of others. Its all-Airbus fleet, the youngest in the Americas, flies more than 150 daily flights to over 40 destinations. The company is based in South Florida.

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Media Note:

Spirit aircraft photos and video b-roll is available at http://marketing.spirit.com/press.

Media Contacts:

Misty Pinson

Director, Corporate Communications

misty.pinson@spirit.com

954-628-4827/cell 954-918-9432

Manuel Jaquez (Latin America & Caribbean)

manuel.jaquez@spirit.com

954-628-4898